Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

HilleVax, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	8,200,000 shares (2)	$17.00 (3)	$139,400,000	$92.70 per $1,000,000	$12,923
Equity	Common stock, $0.0001 par value per share	Rule 457(h)	1,206,958 shares (4)	$7.41 (5)	$ 8,943,559	$92.70 per $1,000,000	$830
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,060,000 shares (6)	$17.00 (3)	$18,020,000	$92.70 per $1,000,000	$1,671
Total Offering Amounts					$166,375,629		$15,422
Total Fee Offsets (7)							$0
Net Fee Due							$15,422

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 8,200,000 shares of common stock issuable under the HilleVax, Inc. 2022 Incentive Award Plan (the “2022 Plan”), which number consists of (a) 4,900,000 shares of common stock initially available for future grants under the 2022 Plan, (b) 200,039 shares of common stock that remain available for issuance under the HilleVax, Inc. 2021 Equity Incentive Plan, as amended (the “2021 Plan”), and (c) up to an additional 3,099,961 shares of common stock that may become issuable under the 2022 Plan pursuant to its terms. To the extent outstanding awards under the 2022 Plan or the 2021 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2022 Plan. See footnote 4 below.

(3)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon the initial public offering price of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated April 29, 2022 relating to its initial public offering.

(4)

Represents 1,206,958 shares of common stock subject to outstanding options under the 2021 Plan. To the extent outstanding options under the 2021 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2022 Plan. See footnote 2 above.

(5)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $7.41 per share, which is the weighted average exercise price of outstanding options granted under the 2021 Plan being registered.

(6)

Represents 1,060,000 shares of common stock issuable under the HilleVax, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which number consists of (a) 410,000 shares of common stock initially available for future grants under the ESPP, and (b) up to an additional 650,000 shares of common stock that may become issuable under the ESPP pursuant to its terms.

(7)	The registrant does not have any fee offsets.